For Immediate Release

Level One Bancorp, Inc. and Ann Arbor Bancorp, Inc. Complete Merger

Farmington Hills, Michigan and Ann Arbor, Michigan – January 2, 2020 – Today Level One Bancorp, Inc. (Nasdaq: LEVL)("Level One Bank") and Ann Arbor Bancorp, Inc., the privately-owned parent company of Ann Arbor State Bank (together, “AAB”), completed their previously-announced merger transaction.
The size of the combined company is approximately $1.8 billion in assets, $1.4 billion in loans and $1.5 billion in deposits, based on information as of September 30, 2019. The merger expands Level One Bank’s network to fifteen banking centers throughout the Ann Arbor, Metro Detroit and Grand Rapids areas.
“We look forward to welcoming Ann Arbor State Bank clients and team members to Level One,” said Patrick J. Fehring, President and Chief Executive Officer of Level One Bank. “Once we complete our planned system conversion on March 23rd, clients will have access to a larger network of banking centers, a wider range of products and services, and the same commitment to personal service and community values they are accustomed to from Ann Arbor State Bank.”
“We are proud to partner with a like-minded community bank that shares our values and embraces our culture. I am confident this merger will benefit both our clients and the Ann Arbor/Jackson communities and will provide opportunities for many team members,” said Peter Schork, Chief Executive Officer of AAB.
Level One Bank has retained many Ann Arbor State Bank team members including its commercial lenders, residential mortgage lenders, retail banking associates, and various staff members. Current banking centers of Ann Arbor State Bank will continue to operate under the Ann Arbor State Bank name until the system conversion is completed on March 23rd, when they will be transitioned to the Level One Bank name. Signage conversion will occur simultaneous with the system conversion. Separately, Level One Bank opened a banking center location at 195 N. Maple Road in Ann Arbor in 2019 and is available for new account activity before the conversion.
In conjunction with this transaction, Level One Bancorp, Inc. is pleased to announce that Jacob W. Haas has been elected to its Board of Directors. Mr. Haas has a long and distinguished business career in Washtenaw County and was a founding board member of AAB. Most recently Mr. Haas held the position of Chairman of the Board of Ann Arbor Bancorp, Inc.
Level One Bank has completed four prior acquisitions since its founding in 2007, including Michigan Heritage Bank in 2009, Paramount Bank in 2010, Lotus Bank in 2015, and Bank of Michigan in 2016.
Performance Trust Capital Partners, LLC served as financial advisor, and Barack Ferrazzano Kirschbaum & Nagelberg LLP provided legal counsel to Level One. Sandler O’Neill + Partners, L.P. served as financial advisor, and Varnum LLP served as legal counsel to AAB.

About Level One Bancorp, Inc.

Level One Bancorp, Inc. is the holding company for Level One Bank, a full-service commercial and consumer bank headquartered in Michigan with assets of approximately $1.51 billion as of September 30, 2019. It operates twelve banking centers throughout southeast Michigan and west Michigan. Level One Bank's success has been recognized both locally and nationally as the U.S. Small Business Administration's (SBA) "Community Lender of the Year" and "Export Finance Lender of the Year" and one of S&P Global's Top 10 "Best-Performing Community Banks" in the nation. Level One's commercial division provides a menu of products including lines of credit, term loans, leases, commercial mortgages, SBA loans, export-import financing, and a full suite of treasury management and private banking services. The consumer division offers personal savings and checking accounts and a complete array of consumer loan products including residential mortgages, home equity loans, auto loans, and credit card services.

Level One Bank offers a variety of online banking services and a robust mobile banking application for individuals and businesses. Level One Bank offers the sophistication of a big bank, the heart of a community bank, and the spirit of an entrepreneur. For more information, visit www.levelonebank.com.

For further information:

Level One Bancorp, Inc.

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